Exhibit 99

RPC, Inc. Reports Third Quarter 2014 Financial Results

ATLANTA, October 29, 2014 - RPC, Inc. (NYSE: RES) today announced its unaudited results for the third quarter ended September 30, 2014. RPC provides a broad range of specialized oilfield services and equipment primarily to independent and major oilfield companies engaged in the exploration, production and development of oil and gas properties throughout the United States and in selected international markets.

For the quarter ended September 30, 2014, revenues increased 26.4 percent to a record $620.7 million compared to $491.1 million in the third quarter of last year. Revenues increased compared to the prior year primarily due to higher activity levels and service intensity in our major service lines and a slightly larger fleet of revenue-producing equipment. Operating profit for the quarter was $106.7 million compared to operating profit of $85.8 million in the prior year. Net income for the quarter was $64.9 million or $0.30 diluted earnings per share, compared to $53.8 million or $0.25 diluted earnings per share last year. Earnings before interest, taxes, depreciation and amortization (EBITDA) increased by 16.5 percent to $163.4 million compared to $140.3 million in the prior year. 1

Cost of revenues during the third quarter of 2014 was $398.3 million, or 64.2 percent of revenues, compared to $303.7 million, or 61.8 percent of revenues during the third quarter of last year. Cost of revenues increased due to higher materials and supplies expenses, employment costs, maintenance and repair expenses and fuel expenses resulting from higher activity levels. As a percentage of revenues, cost of revenues also increased because of more service intensive work and the associated higher raw materials costs, fuel expenses and logistical expenses compared to the prior year, partially offset by the impact of improved personnel utilization.

Selling, general and administrative expenses were $50.8 million in the third quarter of 2014 compared to $47.1 million in the third quarter of 2013. As a percentage of revenues, these costs decreased to 8.2 percent in the third quarter of 2014 compared to 9.6 percent in the third quarter of 2013 primarily due to leverage of higher revenue over fixed employment costs. Depreciation and amortization increased to $57.2 million during the quarter compared to $53.2 million in the third quarter of the prior year. Interest expense during the third quarter of 2014 was $456.0 thousand, an increase compared to $283.0 thousand during the third quarter of the prior year. Interest expense increased during the third quarter as compared to the prior year due to a higher average balance on our syndicated credit facility, partially offset by lower effective interest rates.

For the nine months ended September 30, 2014, revenues increased 24.1 percent to $1.7 billion compared to $1.4 billion last year. Net income for the nine month period was $167.6 million, or $0.77 diluted earnings per share, compared to $129.3 million, or $0.60 diluted earnings per share last year.

1 EBITDA is a financial measure which does not conform to generally accepted accounting principles (GAAP).  Additional disclosure regarding this non-GAAP financial measure is disclosed in Appendix A to this press release.

3rd Quarter 2014 Earnings Release

Discussion of Sequential Quarterly Financial Results

RPC’s revenues for the quarter ended September 30, 2014 increased by $37.9 million or 6.5 percent compared to the second quarter of 2014. Revenue increased due to higher activity levels in most of our major service lines. Cost of revenues during the third quarter increased by $24.0 million or 6.4 percent due to higher activity levels and increased logistical costs related to certain raw materials used in providing our services. Cost of revenues as a percentage of revenues were 64.2 percent in the second and third quarters. Selling, general and administrative expenses during the third quarter of 2014 increased by $3.2 million, or 6.7 percent, compared to the second quarter and represented 8.2 percent of revenues in the second quarter and the third quarter. RPC incurred a net loss on disposition of assets of $7.7 million in the third quarter of 2014, a significant increase compared to $1.4 million in the second quarter. This increased loss was caused primarily by damage to critical components due to a more service-intensive job mix in RPC’s pressure pumping service line. Operating profit increased by 3.5 percent to $106.7 million, compared to $103.0 million in the second quarter. Operating profit as a percentage of revenues declined from 17.7 percent in the second quarter of 2014 to 17.2 percent in the third quarter.

Management Commentary

“RPC’s overall activity levels and service intensity continued to increase during the third quarter of 2014 and were responsible for the majority of our year-over-year and sequential revenue growth,” stated Richard A. Hubbell, RPC’s President and Chief Executive Officer. “Our customers increasingly depend on us to assist them in optimizing production in unconventional resources by providing high-quality, effective completion services, which is one reason that RPC’s revenues continue to grow at rates that exceed industry indicators. The average U.S. domestic rig count during the third quarter was 1,903, a 7.5 percent increase compared to the same period in 2013, and a 2.8 percent increase compared to the second quarter of 2014. The average price of natural gas was $3.91 per Mcf, a 10.5 percent increase compared to the prior year, but a 14.1 percent decrease compared to the second quarter of 2014. The average price of oil during the quarter was $97.74 per barrel, an 8.1 percent decrease compared to the prior year and a 5.3 percent decrease compared to the second quarter of 2014. The unconventional rig count, an important indicator of the demand for RPC’s services, increased by 14.8 percent compared to the prior year. During the third quarter of 2014 unconventional drilling represented 80.4 percent of U.S. domestic drilling activity.

“During the quarter we incurred above-normal losses on pressure pumping equipment components that were damaged by high volumes of particularly abrasive proppant used in long-duration jobs. These losses were significant and contributed to sequential margin declines. We are addressing this issue in several ways to reduce this impact on future results. Also, extremely high raw materials volume requirements contributed to logistical difficulties late in the quarter. As a result, we incurred higher than normal transportation expenses in order to meet our customers’ scheduling requests. As always, we continue to work on improvements to our logistical processes.

“We are monitoring the steep decline in the price of oil in the world markets that has taken place over the past few months, and are watching for any signs of reduced customer activity levels or reductions in 2015 budgets. At this time, we are unaware of any decrease in our customers’ activities or plans. We are beginning to take delivery of the pressure pumping equipment ordered under our expansion plan announced earlier this year, and remain confident that it will be generating revenues during the first quarter of 2015. Our capital expenditures were $124.7 million in the third quarter, an increase of $73.3 million compared to the third quarter of last year, most of which was in support of our growth plan. However, we also believe that the near-term uncertainty caused by the recent steep decline in oil prices makes a conservative balance sheet more important than ever. Our debt to total capitalization ratio at the end of the quarter was 12.5 percent, which is conservative by industry standards and lower than our average debt ratio during recent years. We will remain conservatively capitalized and scrutinize new capital expenditure opportunities or other investments while being mindful of the situation in the world oil markets,” concluded Hubbell.

3rd Quarter 2014 Earnings Release

Summary of Segment Operating Performance

RPC’s business segments are Technical Services and Support Services.

Technical Services includes RPC’s oilfield service lines that utilize people and equipment to perform value-added completion, production and maintenance services directly to a customer’s well. These services are generally directed toward improving the flow of oil and natural gas from producing formations or to address well control issues. The Technical Services segment includes pressure pumping, coiled tubing, hydraulic workover services, nitrogen, downhole tools, surface pressure control equipment, well control, and fishing tool operations.

Support Services includes RPC’s oilfield service lines that provide equipment for customer use or services to assist customer operations. The equipment and services offered include rental of drill pipe and related tools, pipe handling, inspection and storage services and oilfield training services.

Technical Services revenues increased 25.9 percent for the quarter compared to the prior year due to higher activity levels and greater service intensity in the service lines within this segment. Support Services revenues increased by 32.8 percent during the quarter compared to the prior year due principally to higher activity levels and an improved job mix in the rental tool service line, which is the largest service line within this segment, as well as higher activity levels in the other service lines which comprise this segment. Operating profit in both Technical and Support Services improved due to higher revenues and greater utilization of personnel and equipment.

(in thousands)	Three Months Ended September 30		Nine Months Ended September 30
	2014	2013	2014	2013

Revenues:
Technical services	$576,908	$458,168	$1,588,270	$1,276,209
Support services	43,776	32,953	116,937	98,299
Total revenues	$620,684	$491,121	$1,705,207	$1,374,508
Operating Profit:
Technical services	$102,849	$86,183	$267,462	$210,807
Support services	14,735	6,022	31,190	19,361
Corporate expenses	(3,239)	(5,098)	(12,407)	(13,592)
Loss on disposition of assets, net	(7,684)	(1,268)	(11,321)	(5,665)
Total operating profit	$106,661	$85,839	$274,924	$210,911
Interest Expense	(456)	(283)	(842)	(1,565)
Interest Income	4	8	14	73
Other (Expense) Income, net	(454)	1,279	457	1,643

Income before income taxes	$105,755	$86,843	$274,553	$211,062

RPC, Inc. will hold a conference call today, October 29, 2014 at 9:00 a.m. ET to discuss the results of the third quarter. Interested parties may listen in by accessing a live webcast in the investor relations section of RPC, Inc.’s website at www.rpc.net. The live conference call can also be accessed by calling (888) 539-3612 or (719) 325-2472 and using the access code #7358223. For those not able to attend the live conference call, a replay of the conference call will be available in the investor relations section of RPC, Inc.’s website (www.rpc.net) beginning approximately two hours after the call.

3rd Quarter 2014 Earnings Release

RPC provides a broad range of specialized oilfield services and equipment primarily to independent and major oilfield companies engaged in the exploration, production and development of oil and gas properties throughout the United States, including the Gulf of Mexico, mid-continent, southwest, Appalachian and Rocky Mountain regions, and in selected international markets. RPC’s investor website can be found at www.rpc.net.

Certain statements and information included in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including all statements that look forward in time or express management’s beliefs, expectations or hopes. In particular, such statements include, without limitation, our belief that we are taking actions to address our above-normal losses on pressure pumping equipment damaged by the use of abrasive proppant and that we will address these issues in future periods; that we will be able to utilize pressure pumping equipment we are acquiring as a result of our expansion plan will generate revenues during the first quarter of 2015; our belief that a conservative balance sheet is important due to near-term uncertainty caused by the recent steep decline in oil prices; and our plan to remain conservatively capitalized and scrutinize new capital expenditure opportunities or other investments. These statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of RPC to be materially different from any future results, performance or achievements expressed or implied in such forward-looking statements. Such risks include changes in general global business and economic conditions; drilling activity and rig count; risks of reduced availability or increased costs of both labor and raw materials used in providing our services; the impact on our operations if we are unable to comply with regulatory and environmental laws; turmoil in the financial markets and the potential difficulty to fund our capital needs; the potentially high cost of capital required to fund our capital needs; the impact of the level of unconventional exploration and production activities may cease or change in nature so as to reduce demand for our services; the actions of the OPEC cartel, the ultimate impact of current and potential political unrest and armed conflict in the oil-producing regions of the world, which could impact drilling activity; adverse weather conditions in oil or gas producing regions, including the Gulf of Mexico; competition in the oil and gas industry; an inability to implement price increases; risks of international operations; and our reliance upon large customers. Additional discussion of factors that could cause the actual results to differ materially from management’s projections, forecasts, estimates and expectations is contained in RPC’s Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 2013.

For information about RPC, Inc., please contact:

Ben M. Palmer
Chief Financial Officer
(404) 321-2140
irdept@rpc.net

Jim Landers
Vice President, Corporate Finance
(404) 321-2162
jlanders@rpc.net

3rd Quarter 2014 Earnings Release

RPC INCORPORATED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands except per share data)
Periods ended, (Unaudited)	Three Months Ended			Nine Months Ended
	September 30, 2014	June 30, 2014	September 30, 2013	2014	2013
REVENUES	$620,684	$582,831	$491,121	$1,705,207	$1,374,508
COSTS AND EXPENSES:
Cost of revenues	398,306	374,275	303,707	1,102,596	859,512
Selling, general and administrative expenses	50,814	47,603	47,096	147,125	139,621
Depreciation and amortization	57,219	56,517	53,211	169,241	158,799
Loss on disposition of assets, net	7,684	1,405	1,268	11,321	5,665
Operating profit	106,661	103,031	85,839	274,924	210,911
Interest expense	(456)	(49)	(283)	(842)	(1,565)
Interest income	4	6	8	14	73
Other (expense) income, net	(454)	831	1,279	457	1,643
Income before income taxes	105,755	103,819	86,843	274,553	211,062
Income tax provision	40,870	40,536	33,083	106,997	81,810
NET INCOME	$64,885	$63,283	$53,760	$167,556	$129,252

EARNINGS PER SHARE
Basic	$0.30	$0.29	$0.25	$0.78	$0.60
Diluted	$0.30	$0.29	$0.25	$0.77	$0.60

AVERAGE SHARES OUTSTANDING
Basic	215,202	215,224	215,068	215,200	215,715
Diluted	216,334	216,238	216,142	216,316	216,862

3rd Quarter 2014 Earnings Release

RPC INCORPORATED AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
At September 30, (Unaudited)	(In thousands)
	2014	2013
ASSETS
Cash and cash equivalents	$8,522	$22,937
Accounts receivable, net	591,585	390,008
Inventories	153,948	128,203
Deferred income taxes	10,851	7,171
Income taxes receivable	11,081	15,088
Prepaid expenses	5,507	5,116
Other current assets	3,562	3,406
Total current assets	785,056	571,929
Property, plant and equipment, net	775,714	736,829
Goodwill	32,150	24,093
Other assets	23,113	19,478
Total assets	$1,616,033	$1,352,329

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$182,123	$116,318
Accrued payroll and related expenses	41,446	33,326
Accrued insurance expenses	5,526	5,880
Accrued state, local and other taxes	10,609	8,862
Income taxes payable	558	168
Other accrued expenses	1,214	1,184
Total current liabilities	241,476	165,738
Long-term accrued insurance expenses	10,082	10,989
Notes payable to banks	152,000	51,400
Long-term pension liabilities	22,786	28,076
Other long-term liabilities	14,285	3,140
Deferred income taxes	114,459	146,035
Total liabilities	555,088	405,378
Common stock	21,860	21,904
Capital in excess of par value	-	-
Retained earnings	1,049,636	939,336
Accumulated other comprehensive loss	(10,551)	(14,289)
Total stockholders’ equity	1,060,945	946,951
Total liabilities and stockholders’ equity	$1,616,033	$1,352,329

3rd Quarter 2014 Earnings Release

Appendix A

RPC has used the non-GAAP financial measure of earnings before interest, taxes, depreciation and amortization (EBITDA) in today’s earnings release, and anticipates using EBITDA in today’s earnings conference call. EBITDA should not be considered in isolation or as a substitute for operating income, net income or other performance measures prepared in accordance with U.S. GAAP. RPC uses EBITDA as a measure of operating performance because it allows us to compare performance consistently over various periods without regard to changes in our capital structure. We are also required to use EBITDA to report compliance with financial covenants under our revolving credit facility. A non-GAAP financial measure is a numerical measure of financial performance, financial position, or cash flows that either 1) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statement of operations, balance sheet or statement of cash flows, or 2) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented. Set forth below is a reconciliation of EBITDA with Net Income, the most comparable GAAP measure. This reconciliation also appears on RPC’s investor website, which can be found on the Internet at www.rpc.net.

Periods ended, (Unaudited)	Three Months Ended			Nine Months Ended
(in thousands except per share data)	September 30, 2014	June 30, 2014	September 30, 2013	2014	2013

Reconciliation of Net Income to EBITDA
Net Income	$64,885	$63,283	$53,760	$167,556	$129,252
Add:
Income tax provision	40,870	40,536	33,083	106,997	81,810
Interest expense	456	49	283	842	1,565
Depreciation and amortization	57,219	56,517	53,211	169,241	158,799
Less:
Interest income	4	6	8	14	73
EBITDA	$163,426	$160,379	$140,329	$444,622	$371,353

EBITDA PER SHARE
Basic	$0.76	$0.75	$0.65	$2.07	$1.72
Diluted	$0.76	$0.74	$0.65	$2.06	$1.71